Exhibit 28(a)(1)

Delaware	Page 1

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “18.32 INVESTMENT TRUST”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF JUNE, A.D. 2026, AT 11:11 O’CLOCK A.M.

10677754 8100 SR# 20263558064	Authentication: 204389401 Date: 06-30-26
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 11:11 AM 06/29/2026 FILED 11:11 AM 06/29/2026 SR 20263558064 - File Number 10677754	STATE OF DELAWARE CERTIFICATE OF TRUST

This Certificate of Trust (this “Certificate”) is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code Ann. Tit. 12 Section 3801 et seq.) (the “Act”) and sets forth the following:

1.	The name of the Trust is: 18.32 Investment Trust (hereinafter, the “Trust”).

2.	The name and address of the Registered Agent of the Trust in the State of Delaware is:

SPI Agent Solutions, Inc. 300 Creek View Road, Suite 209 New Castle County Newark, DE 19711

3.	The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of l940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Notice is hereby given that the Trust shall consist of one or more series. Pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only, and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

5.	The business of the Trust will be managed in accordance with the Trust’s Agreement and Declaration of Trust as such document may be amended from time to time.

6.	This Certificate is effective upon filing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Initial Trustee of 18.32 Investment Trust, has executed this Certificate of Trust on this 29th day of June, 2026.

/s/ Gary Anderson
Gary Anderson, Sole Initial Trustee

State Of Delaware

Name Reservation Status

Reservation Name	Entity Name	Entity Type	Cost	Status	Expiration Date
10677754	18.32 Investment Trust	Statutory Trust	$75.00	Reserved	10/24/2026